Exhibit 23.4

DLA Piper LLP (US)
1251 Avenue of the Americas
27th Floor
New York, New York 10020-1104
www.dlapiper.com

T 212.335.4500
F 212.335.4501

April 23, 2021

Loral Space & Communications Inc.

Ladies and Gentlemen:

We have acted as U.S. federal tax counsel to Loral Space & Communications Inc. (the “Company”), a Delaware corporation, in connection with the Transaction Agreement and Plan of Merger (the “Transaction Agreement”) entered into by the Company with Telesat Canada, Telesat Corporation, Telesat Partnership LP, Telesat CanHold Corporation, Lion Combination Sub Corporation, Public Sector Pension Investment Board and Red Isle Private Investments Inc. In that regard, we issued an opinion, dated as of November 23, 2020, with respect to the U.S. federal income tax treatment of the transactions contemplated by the Transaction Agreement (the “Tax Opinion”). We hereby consent to the filing of the Tax Opinion as an exhibit to the registration statement on Form F-4 (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on April 26, 2021 and as thereafter amended or supplemented, and to each reference to us and the discussions of advice provided by us in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)